Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE

                                                                             FOR THE YEAR ENDED
                                                                                SEPTEMBER 30,
                                                                --------------------------------------------
                                                                       1998                    1997
                                                                -------------------    ---------------------
                                                                           (DOLLARS IN THOUSANDS,
                                                                          EXCEPT PER SHARE AMOUNTS)
Net Income                                                      $          609           $         (634)

Weighted average common shares
outstanding                                                            787,115                  330,000

Common stock equivalents due to dilutive
effect of stock options                                                     --                       --

Total weighted average common shares and
common share equivalents outstanding                                   787,115                  330,000

Basic earnings per common share and
   common share equivalents                                              $0.77                   $(1.92)

Diluted earnings per common share                                         0.77                    (1.92)